Exhibit 10.1

PROMISSORY NOTE
OF
CELL SOURCE, INC.

NOTE NO. BTB 04	July 20, 2015

FOR VALUE RECEIVED, the undersigned, Cell Source, Inc. a corporation with its principal office located at 65 Yigal Alon Street, Tel Aviv Israel 67433 (the “Company” or the “Maker”), hereby unconditionally promises to pay to ____David Zolty____ whose address is c/o Cell Source, 65 Yigal Alon Street, Tel Aviv Israel 67433   or the registered assignee, upon presentation of this Promissory Note (the “Note”) by the registered holder hereof (the “Registered Holder” or Holder”) at the office of the Company, the amount of $100,000 (“Principal Amount”) and other sums as hereinafter provided, subject to the terms and conditions as forth below. The effective date of execution and issuance of this Note is July 20, 2015 (“Original Issuance Date”).

PAYMENT OF PRINCIPAL AMOUNT.  The duration of the Note shall be 12 months, with the principal amount of this Note due and payable on or before July 20, 2016 (the “Maturity Date”).

INTEREST.  This Note shall not bear interest.

PREPAYMENT.  This Note may be prepaid in whole or in part. Thereafter, the Maker shall have the right at any time and from time to time to prepay this Note in whole or in part without premium or penalty.

MANDATORY PREPAYMENT.  This Note must be prepaid in whole from the proceeds of any closing occurring after the Original Issuance Date of any offering or offerings of securities of the Company pursuant to which the aggregate gross proceeds received by the Company is greater than or equal to $3,000,000.

NON-PAYMENT PENALTY.  In the event the principal amount of this Note due and payable on the Maturity Date is not paid by the Company on or before the Maturity Date, the Company shall: (i) pay to the Holder a one-time cash penalty payment of five percent (5%) of the principal amount of this Note due and unpaid on the Maturity Date; and (ii) issue to the Holder warrants to purchase, at an exercise price of $0.75 per share, that number of the Company’s common stock equal to the product of (a) the principal amount of this Note due and unpaid on the Maturity Date; and (b) ten percent (10%).

REMEDIES.  No delay or omission on part of the holder of this Note in exercising any right hereunder shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The rights and remedies of the Holder shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of the Holder.

EXPENSES.  In the event any payment under this Note is not paid when due, the Maker agrees to pay, in addition to the principal and interest hereunder, reasonable attorneys’ fees not exceeding a sum equal to five percent (5%) of the then outstanding balance owing on the Note, plus all other reasonable expenses incurred by Holder in exercising any of its rights and remedies upon default.

GOVERNING LAW.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SUCCESSORS.  All of the foregoing is the promise of Maker and shall bind Maker and Maker’s successors, heirs and assigns; provided, however, that Maker may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Holder.

[Signature Page Follows]

[Signature Page to Promissory Note]

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the Original Issuance Date written above.

Cell Source, Inc.

By: /s/ Itamar Shimrat
Name: Itamar Shimrat
Title: Chief Executive Officer